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                                        SECURITIES AND EXCHANGE COMMISSION

                                              Washington, D.C. 20549



                                                     FORM 8-K


                                                  CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                         Date of Report: January 30, 1997



                                              REDWOOD EMPIRE BANCORP
                      (Exact number of Registrant as specified in its charter)



                  California                File No. 0-19231        68-0166366
         (State or other jurisdiction of (Commision File Number)  (IRS Employer)
         Incorporated or organization)                       Identification No.)



         111 Santa Rosa Avenue, Santa Rosa, California             95404-4905
         (Address of principal executive offices)                  (Zip Code)



     Registrant's telephone number, including area code: (707) 545-9611





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



Item 5.  Other Events

Press release for the following (article attached):

         Redwood Empire Bancorp announces fourth quarter and full year 1996 financial results.












                                                    SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



               1-30-97
Date:  ___________________              REDWOOD EMPIRE BANCORP
                                            (Registrant)



                                        By:__________________________
                                           James E. Beckwith
                                           Executive Vice President and
                                           Chief Financial Officer

                                        FOR:     REDWOOD EMPIRE BANCORP

                                APPROVED BY:     James Beckwith
                                                 Chief Financial Officer
                                                 (707) 573-4988

                                    CONTACT:     Morgen-Walke Associates, Inc.
                                                 Doug Sherk, David Gennarelli
                                                 (415) 296-7383
For Immediate Release                            Emily Dupree, Joshua Passman
                                                 (212) 850-5600

                      REDWOOD EMPIRE BANCORP ANNOUNCES FOURTH QUARTER
                              AND FULL YEAR 1996 FINANCIAL RESULTS

SANTA ROSA, Calif. (January 29, 1997) -- Redwood Empire Bancorp (AMEX: REB) today announced financial results for the fourth quarter and full year ended December 31, 1996.
         Consolidated net loss for the fourth quarter was $1,606,000, or $0.63 per share, on a fully-diluted basis. Included in the results were certain non-recurring pre-tax restructuring charges totaling $2,357,000 relating to the previously announced combination of Allied Bank and National Bank of the Redwoods and a one-time gain from the sale of loan servicing rights of $2,000,000. In recognition of an increase in non-performing loans, the Company recorded a provision for loan losses of $2,887,000 in the fourth quarter of 1996. The provision for loan losses in the fourth quarter of 1995 amounted to $535,000. Net income in the fourth quarter of 1995 was $1,025,000, or $0.32 per share.
         "The Board of Directors continues to recognize the importance to shareholder value of asset quality and maintaining an adequate allowance for loan losses," said Tom Whitaker, Chairman of Redwood Empire Bancorp. "In this regard, the Company has taken a significant step to improve the asset quality of the consolidated entity by hiring Deborah Kaufman as senior vice president and chief credit officer in December 1996. Ms. Kaufman has considerable banking experience and was most recently a portfolio manager at the San Francisco branch of the Office of the Comptroller of the Currency. Ms. Kaufman was instrumental in the process to assist the Board and Management in establishing our year-end loan loss reserve." The Company's allowance for loan losses to portfolio loans has improved from 1.37% at December 31, 1995 to 2.02% at December 31, 1996. "Our allowance for loan losses is now comparable to our peer group," continued Mr. Whitaker.
         For the full year 1996, net loss totaled $1,486,000, or $0.,71 per share. Included in the year-end results was a fourth quarter pre-tax restructuring charge of $2,357,000 and a pre-tax gain on sale of servicing of approximately $2,000,000, a one-time pre-tax charge totaling $2,241,000 taken in the third quarter related to SAIF legislation, and a non-recurring pre-tax charge taken in the second quarter totaling $1,200,000 related to the company's financial obligation following the bankruptcy of one of its merchant credit card customers. In 1995, the Company recorded net income of $3,313,000, or $1.04 per share.
         The restructuring of the Company, which involves both the elimination of "A" paper wholesale mortgage banking and the consolidation of Allied Bank into National Bank of the Redwoods, is expected to significantly improve the operating performance of the Company. The new National Bank of the Redwoods will be comprised of nine strategic business units, each of which has been evaluated for return on investment, risk, growth potential and resource allocation. "Over the course of the past year, Redwood has faced significant challenges, yet maintained its financial strength," Mr. Whitaker continued. "With the regulatory application process for consolidating Allied and National Bank of the Redwoods underway, we are confident our restructuring will allow the Company to operate more efficiently, maximize earnings, and be positioned for future growth. Through year end, the restructuring process has resulted in a reduction in head count of 72. Upon the actual merger of Allied into National Bank of the Redwoods, we expect further reductions of staff," Mr. Whitaker concluded.
         Consolidated net interest income grew 17.4% in 1996, compared to 1995, largely due to increased loan volume, primarily mortgages, and a higher net interest margin. The net interest margin increased 101 basis points to 4.64%, compared to 3.63% in 1995.
         The loan loss provision for the year totaled $6,262,000, compared with $1,590,000 last year. Net chargeoffs were $4,258,000, or 1.22% of average portfolio loans. Nonperforming assets were 2.64% of total assets at December 31, 1996.

         Total assets were $499.5 million at year-end. Common book value per share was $8.73. Tier 1 capital to risk based assets was approximately 7.55% and total capital to risk-based assets was approximately 12.32%.
         Redwood Empire Bancorp is the holding company for two operating subsidiaries: Allied Bank, F.S.B., a savings institution, and National Bank of the Redwoods, a commercial bank. The Company operates through branches and loan production offices in various California locations, as well as Portland, Oregon.
         The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

                                    (tables to follow)

                           REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

           (Dollars in thousands except for earnings per share and share data)



                                                               Three Months Ended                         Year Ended
                                                                December 31                               December 31
                                                          1996               1995                 1996                 1995
                                                    -----------------   ----------------    ------------------   -----------------

Interest income                                              $10,989            $12,305               $45,784             $47,374
Interest expense                                               5,327              6,729                22,643              27,671
                                                    -----------------   ----------------    ------------------   -----------------
Net interest income                                            5,662              5,576                23,141              19,703
Provision for loan losses                                      2,887                535                 6,262               1,590
                                                    -----------------   ----------------    ------------------   -----------------
Net interest income after loan loss provision                  2,775              5,041                16,879              18,113
Other income                                                   5,645              4,496                19,570              16,575
Other expense                                                 11,107              7,785                38,946              29,016
                                                    -----------------   ----------------    ------------------   -----------------
Income before taxes                                           (2,687)             1,752                (2,497)              5,672
Income tax expense                                            (1,081)               727                (1,011)              2,359
                                                    -----------------   ----------------    ------------------   -----------------
Net income                                                    (1,606)             1,025                (1,486)              3,313
Preferred dividends                                              112                  0                   449                 336
                                                    -----------------
                                                    =================   ================    ==================   =================
Net income (loss) available for common                       ($1,718)            $1,025               ($1,935)             $2,977
                                                    =================   ================    ==================   =================



Earnings per common and common equivalent share:
Primary:
  Net income (loss)                                            ($.63)              $.38                 ($.71)              $1.11
  Weighted average shares                                  2,747,000          2,692,000             2,721,000           2,680,000

Fully diluted:
  Net income (loss)                                            ($.63)              $.32                 ($.71)              $1.04
  Weighted average shares                                  2,747,000          3,191,000             2,721,000           3,179,000



Selected Ratios
Return on Average Common Equity                               (27.16%)            16.18 %               (7.43%)             12.39 %
Return on Average Total Equity                                (20.69%)            13.19 %               (4.67%)             11.13 %
Return on Average Assets                                       (1.23%)              .72 %                (.28%)               .57 %

                                                                            Selected Balance Sheet Data
                                                                                   (In Thousands)

                                                                                     December 31
                                                                             1996                 1995
                                                                        ----------------    ------------------

Total Loans, including Mortgage Loans Held for Sale                            $376,901              $430,844
Allowance for Loan Loss                                                           7,040                 5,037
Total Assets                                                                    499,466               557,910
Total Deposits                                                                  436,450               458,393
Equity Capital                                                                   29,732                31,585
Nonperforming Assets                                                             13,181                 7,156